Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Reports

Third Quarter 2023 Results

LEAWOOD, KANSAS - (November 8, 2023) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), today reported results for the third quarter ended September 30, 2023.

Summary Third Quarter 2023 Results:

●	Total revenue grew by 45.2% compared to Q3 2022 to $1,405.9 million.
●	Net earnings grew by $239.2 million to $12.3 million compared to a net loss of $226.9 million in Q3 2022.
●	Diluted earnings (loss) per share improved by $2.28 to $0.08 compared to $(2.20) in Q3 2022.
●	Adjusted EBITDA improved by $206.6 million to $193.7 million compared to $(12.9) million in Q3 2022.
●	Net cash provided by operating activities improved by $289.5 million to $65.9 million compared to Q3 2022.
●	Non-GAAP Operating Cash Generated[1] was $108.7 million, an improvement of $287.9 million compared to Q3 2022.
●	Cash and cash equivalents at September 30, 2023 was $729.7 million.

Commenting on the earnings report, AMC Chairman and CEO Adam Aron said, "It is quite satisfying for AMC to report impressively favorable earnings for the third quarter of 2023, significantly above consensus and market expectations.

Revenues exceeded $1.4 billion. Adjusted EBITDA was $194 million. For both Revenue and Adjusted EBITDA, these were AMC's most successful third quarter results in our company's entire 103-year history, by definition being greater than the third quarter of pre-pandemic 2019. For the second consecutive quarter, AMC reported positive net income, and we ended the quarter with $730 million of cash. This all suggests that we are well underway on our growth path to recovery from the ravages of the COVID pandemic."

Aron continued, "What is perhaps most impressive of all is that our success in the third quarter came at a time when our attendance at the domestic box office in the quarter was still 16% below comparable 2019 levels. That success is because our contribution per patron was up 30% versus 2019. Our overall profitability has improved in part from all the actions we have taken over the past three and a half years, including innovative marketing and pricing initiatives that have significantly increased per patron spend, especially in our high-margin food and beverage business, the pruning of our theatre fleet by closing marginal theatres and opening successful new ones, as well as a continued focus to manage expenses in a challenging inflationary environment. "

Aron added, "Looking ahead to the fourth quarter of 2023, we could not be more pleased by the success of our first ever theatrical movie release, TAYLOR SWIFT: THE ERAS TOUR. It will be followed by RENAISSANCE: A FILM BY BEYONCÉ. We

1 Operating Cash Generated is a non-GAAP metric that represents cash generated before debt servicing costs and before deferred rent payback extend our sincerest appreciation to Taylor Swift and Beyoncé Knowles-Carter, and we are optimistic that we can continue to collaborate with these and other globally renowned musical artists in 2024 and beyond. "

Aron concluded, "These results are encouraging. They make us more confident than ever about the long-term relevance and prospects for moviegoing in the many years ahead. Having said that, the short-term impacts of the Writer's and Actor's strikes will cause additional and needless challenges for AMC in 2024. Without taking sides as to who is to blame and how the labor challenges should be resolved, we strongly encourage all the parties involved to come to the negotiating table with the intent of reaching an agreement immediately. There has been and will be much collateral damage from these lengthy work stoppages. For the benefit of all involved in the movie ecosystem, this months-long disharmony needs to come to an end now. Whether one thinks of a studio executive or a union member in the creative community, it is ever so important that everyone in Hollywood returns to the task of creating world class entertainment that is admired and greatly enjoyed the world over."

Key Financial Results (presented in millions, except operating data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	Change	2023	2022	Change
GAAP Results
Revenue	$1,405.9	$968.4	45.2%	$3,708.2	$2,920.5	27.0%
Net earnings (loss)	$12.3	$(226.9)	$239.2	$(214.6)	$(685.9)	$471.3
Net cash provided by (used in) operating activities	$65.9	$(223.6)	$289.5	$(137.4)	$(595.2)	$457.8
Diluted earnings (loss) per share	$0.08	$(2.20)	$2.28	$(1.43)	$(6.64)	$5.21
Non-GAAP Results*
Total revenues (2022 constant currency adjusted)	$1,386.5	$968.4	43.2%	$3,708.6	$2,920.5	27.0%
Net earnings (loss) (2022 constant currency adjusted)	$12.4	$(226.9)	$239.3	$(216.3)	$(685.9)	$469.6
Adjusted EBITDA	$193.7	$(12.9)	$206.6	$383.3	$32.1	$351.2
Adjusted EBITDA (2022 constant currency adjusted)	$191.8	$(12.9)	$204.7	$380.3	$32.1	$348.2
Free cash flow	$8.4	$(278.1)	$286.5	$(290.9)	$(724.9)	$434.0
Adjusted net loss	$(13.9)	$(205.8)	$191.9	$(200.2)	$(575.0)	$374.8
Adjusted diluted loss per share	$(0.09)	$(1.99)	$1.90	$(1.33)	$(5.57)	$4.24
Operating Metrics
Attendance (in thousands)	73,576	53,177	38.4%	187,565	151,381	23.9%
U.S. markets attendance (in thousands)	51,524	38,329	34.4%	133,909	107,622	24.4%
International markets attendance (in thousands)	22,052	14,848	48.5%	53,656	43,759	22.6%
Average screens	9,781	10,138	(3.5)%	9,885	10,128	(2.4)%

* Please refer to the tables included later in this press release for definitions and full reconciliations of non-U.S. GAAP financial measures.

Common Stock At-The-Market Equity Program

In September 2023, AMC launched an ATM equity program and sold 40.0 million shares of its Class A common stock.

Through this program, we raised gross proceeds of approximately $325.5 million, before commissions and fees, from the sale of 40.0 million shares of our Class A common stock.

Balance Sheet, Cash and Liquidity

During the third quarter 2023, AMC repurchased $24.2 million aggregate principal amounts of the Second Lien Notes due 2026 for $17.4 million, at an approximate discount of 28% discount and recorded a gain on extinguishment of $10.8 million in other income.

Cash at September 30, 2023 was $729.7 million excluding restricted cash of $22.4 million.

Webcast Information

The Company will host a webcast for investors and other interested parties beginning at 4:00 p.m. CST/5:00 p.m. EST on Wednesday, November 8, 2023. To listen to the webcast, please visit the investor relations section of the AMC website at www.investor.amctheatres.com for a link. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 900 theatres and 10,000 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, website, and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. For more information, visit www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “indicates,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Examples of forward-looking statements include statements we make regarding our expected revenue, net loss, capital expenditure, Adjusted EBITDA and estimate cash and cash equivalent. Any forward-looking statement speaks only as of the date on which it is made. These forward-looking statements may include, among other things, statements related to AMC’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, and the impact to its business and financial condition of, and measures being taken in response to, the COVID-19 virus, and are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to: the sufficiency of AMC’s existing cash and cash equivalents and available borrowing capacity; availability of financing upon favorable terms or at all; AMC’s ability to obtain additional liquidity, which if not realized or insufficient to generate the material amounts of additional liquidity that will be required unless it is able to achieve more normalized levels of operating revenues, likely would result with AMC seeking an in-court or out-of-court restructuring of its liabilities; the impact of the COVID-19 virus on AMC, the motion picture exhibition industry, and the economy in general; increased use of alternative film delivery methods or other forms of entertainment; the continued recovery of the North American and international box office; AMC’s significant indebtedness, including its borrowing capacity and its ability to meet its financial maintenance and other covenants and limitations on AMC's ability to take advantage of certain business opportunities imposed by such covenants; shrinking exclusive theatrical release windows; the seasonality of AMC’s revenue and working capital; intense competition in the geographic areas in which

AMC operates; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; motion picture production and performance; general and international economic, political, regulatory and other risks; AMC’s lack of control over distributors of films; limitations on the availability of capital, including on the authorized number of common stock; dilution of voting power through the issuance of preferred stock; AMC’s ability to achieve expected synergies, benefits and performance from its strategic initiatives; AMC’s ability to refinance its indebtedness on favorable terms; AMC’s ability to optimize its theatre circuit; AMC’s ability to recognize interest deduction carryforwards, net operating loss carryforwards, and other tax attributes to reduce future tax liability; supply chain disruptions, labor shortages, increased cost and inflation; and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, we caution you against relying on forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s 2022 Form 10-K for the year ended December 31, 2022 and Form 10-Q for the quarter ended September 30, 2023, each as filed with the SEC, and the risks, trends and uncertainties identified in AMC’s other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Three and Nine Months Ended September 30, 2023 and September 30, 2022

(dollars in millions, except share and per share data)

(unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues
Admissions	$797.7	$545.3	$2,075.9	$1,640.1
Food and beverage	482.7	333.3	1,299.6	982.5
Other theatre	125.5	89.8	332.7	297.9
Total revenues	1,405.9	968.4	3,708.2	2,920.5

Operating costs and expenses
Film exhibition costs	398.5	263.2	1,027.8	781.7
Food and beverage costs	90.1	58.5	243.2	165.7
Operating expense, excluding depreciation and amortization below	449.8	400.6	1,245.0	1,147.6
Rent	224.3	223.2	650.8	668.8
General and administrative:
Merger, acquisition and other costs	0.7	0.3	1.5	0.4
Other, excluding depreciation and amortization below	54.4	40.6	184.8	161.2
Depreciation and amortization	88.7	96.9	279.1	293.0
Operating costs and expenses	1,306.5	1,083.3	3,632.2	3,218.4

Operating income (loss)	99.4	(114.9)	76.0	(297.9)
Other expense (income):
Other expense (income)	(12.8)	(1.0)	(4.7)	91.6
Interest expense:
Corporate borrowings	93.4	85.1	276.1	246.6
Finance lease obligations	0.9	1.0	2.8	3.2
Non-cash NCM exhibitor services agreement	9.4	9.6	28.5	28.6
Equity in (earnings) loss of non-consolidated entities	(3.1)	(2.8)	(5.3)	3.3
Investment expense (income)	(3.0)	18.3	(11.4)	12.2
Total other expense, net	84.8	110.2	286.0	385.5

Net earnings (loss) before income taxes	14.6	(225.1)	(210.0)	(683.4)
Income tax provision	2.3	1.8	4.6	2.5
Net earnings (loss)	$12.3	$(226.9)	(214.6)	(685.9)

Diluted earnings (loss) per share	$0.08	$(2.20)	$(1.43)	$(6.64)

Average shares outstanding diluted (in thousands)	162,621	103,369	150,465	103,306

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	September 30, 2023	December 31, 2022
Cash and cash equivalents	$729.7	$631.5
Corporate borrowings	4,770.4	5,140.8
Other long-term liabilities	99.1	105.1
Finance lease liabilities	54.5	58.8
Total AMC Entertainment Holdings, Inc.'s stockholders' deficit	(2,138.0)	(2,624.5)
Total assets	8,793.1	9,135.6

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
Consolidated	2023	2022	2023	2022
Net cash provided by (used in) operating activities	$65.9	$(223.6)	$(137.4)	$(595.2)
Net cash used in investing activities	$(59.0)	$(50.8)	$(116.4)	$(153.7)
Net cash provided by (used in) financing activities	$292.9	$0.5	$355.3	$(135.5)
Free cash flow	$8.4	$(278.1)	$(290.9)	$(724.9)
Capital expenditures	$(57.5)	$(54.5)	$(153.5)	$(129.7)
Screen additions	—	—	—	37
Screen acquisitions	8	19	15	129
Screen dispositions	33	70	381	224
Construction (closures) openings, net	(17)	17	(30)	14
Average screens	9,781	10,138	9,885	10,128
Number of screens operated	10,078	10,518	10,078	10,518
Number of theatres operated	904	943	904	943
Screens per theatre	11.1	11.2	11.1	11.2
Attendance (in thousands)	73,576	53,177	187,565	151,381

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	51,524	38,329	133,909	107,622
International markets	22,052	14,848	53,656	43,759
Consolidated	73,576	53,177	187,565	151,381

Average ticket price (in dollars):
U.S. markets	$11.40	$10.90	$11.65	$11.43
International markets	$9.53	$8.60	$9.60	$9.38
Consolidated	$10.84	$10.25	$11.07	$10.83

Food and beverage revenues per patron (in dollars):
U.S. markets	$7.43	$7.11	$7.86	$7.37
International markets	$4.53	$4.10	$4.61	$4.31
Consolidated	$6.56	$6.27	$6.93	$6.49

Average Screen Count (month end average):
U.S. markets	7,356	7,652	7,429	7,646
International markets	2,425	2,486	2,456	2,482
Consolidated	9,781	10,138	9,885	10,128

Segment Information:

(unaudited, in millions)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues
U.S. markets	$1,063.9	$753.3	$2,855.8	$2,224.3
International markets	342.0	215.1	852.4	696.2
Consolidated	$1,405.9	$968.4	$3,708.2	$2,920.5

Adjusted EBITDA
U.S. markets	$150.6	$1.2	$336.3	$52.2
International markets	43.1	(14.1)	47.0	(20.1)
Consolidated	$193.7	$(12.9)	$383.3	$32.1

Capital Expenditures
U.S. markets	$40.8	$40.1	$112.2	$91.5
International markets	16.7	14.4	41.3	38.2
Consolidated	$57.5	$54.5	$153.5	$129.7

Reconciliation of Adjusted EBITDA (1):

(dollars in millions)

(unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net earnings (loss)	$12.3	$(226.9)	$(214.6)	$(685.9)
Plus:
Income tax provision	2.3	1.8	4.6	2.5
Interest expense	103.7	95.7	307.4	278.4
Depreciation and amortization	88.7	96.9	279.1	293.0
Certain operating expense (2)	3.8	4.3	4.0	10.5
Equity in (earnings) loss of non-consolidated entities	(3.1)	(2.8)	(5.3)	3.3
Cash distributions from non-consolidated entities (3)	2.2	3.4	3.9	5.0
Attributable EBITDA (4)	1.4	0.1	1.6	0.1
Investment expense (income) (5)	(3.0)	18.3	(11.4)	12.2
Other expense (income) (6)	(14.1)	6.2	(1.4)	110.9
Other non-cash rent benefit (7)	(8.4)	(6.6)	(27.0)	(20.6)
General and administrative expense—unallocated:
Merger, acquisition and other costs (8)	0.7	0.3	1.5	0.4
Stock-based compensation expense (9)	7.2	(3.6)	40.9	22.3
Adjusted EBITDA (1)	$193.7	$(12.9)	$383.3	$32.1

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measures commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value. The preceding definition of Adjusted EBITDA is broadly consistent with how Adjusted EBITDA is defined in our debt indentures.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

●	does not reflect changes in, or cash requirements for, our working capital needs;

●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

●	excludes income tax payments that represent a reduction in cash available to us; and

●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

2)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens, including the related accretion of interest, disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or are non-operating in nature.

3)	Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

4)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.

Reconciliation of Attributable EBITDA

(dollars in millions)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Equity in (earnings) loss of non-consolidated entities	$(3.1)	$(2.8)	$(5.3)	$3.3
Less:
Equity in (earnings) of non-consolidated entities excluding International theatre joint ventures	(2.1)	(3.5)	(4.7)	(3.1)
Equity in earnings (loss) of International theatre joint ventures	1.0	(0.7)	0.6	(6.4)
Income tax provision (benefit)	0.1	0.1	(0.1)	0.1
Investment expense (income)	(0.2)	—	(0.1)	0.2
Interest expense	0.1	—	0.2	—
Impairment of long-lived assets	—	—	—	4.2
Depreciation and amortization	0.4	0.7	1.0	2.0
Attributable EBITDA	$1.4	$0.1	$1.6	$0.1
5)	Investment expense (income) during the three months ended September 30, 2023 primarily includes appreciation in estimated fair value of our investment in common shares of Hycroft Mining Holding Corporation of $(0.1) million, deterioration in estimated value of our investment in warrants to purchase common shares of Hycroft Mining Holding Corporation of $0.8 million and interest income of $(3.7) million. During the three months ended September 30, 2022, investment expense (income) included deterioration in estimated fair value of our investment in common shares of Hycroft Mining Corporation of $11.8 million and deterioration in estimated fair value of our investment in warrants to purchase common shares of Hycroft Mining Holding Corporation of $7.7 million.

Investment expense (income) during the nine months ended September 30, 2023 includes deterioration in estimated fair value of our investment in common shares of Hycroft Mining Holding Corporation of $5.4 million, deterioration in estimated fair value of our investment in warrants to purchase common shares of Hycroft Mining Holding Corporation of $5.4 million, $(15.5) million gain on the sale of our investment in Saudi Cinema Company, LLC and interest income of $(8.5) million. During the nine months ended September 30, 2022, investment expense (income) included deterioration in estimated fair value of our investment in common shares of Hycroft Mining Holding Corporation of $10.8 million and appreciation in estimated fair value of our investment to purchase common shares of Hycroft Mining Holding Corporation of $(7.4) million.

6)	Other expense (income) during the three months ended September 30, 2023 includes a non-cash litigation adjustment of $(16.1) million, foreign currency transaction losses of $12.8 million and gains on debt extinguishment of $(10.8) million. During the three months ended September 30, 2022, other expense (income) included foreign currency transaction losses of $6.3 million.

Other expense (income) during the nine months ended September 30, 2023 includes a non-cash litigation charge of $99.3 million, partially offset by gains on debt extinguishment of $(97.5) million and foreign currency transaction gains of $(3.2) million. During the nine months ended September 30, 2022, other expense (income) included loss on debt extinguishment of $96.4 million and foreign currency transaction losses of $14.7 million.

7)	Reflects amortization expense for certain intangible assets reclassified from depreciation and amortization to rent expense due to the adoption of ASC 842, Leases and deferred rent benefit related to the impairment of right-of-use operating lease assets.

8)	Merger, acquisition and other costs are excluded as they are non-operating in nature.

9)	Non-cash expense included in General and Administrative: Other.

Reconciliation of Operating Cash (Burn) Generated (1) and Free Cash Flow (1)

(dollars in millions)

(unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Net cash provided by (used in) operating activities	$65.9	$(223.6)	$(137.4)	$(595.2)
Plus: total capital expenditures	(57.5)	(54.5)	(153.5)	(129.7)
Less: Cash interest paid	78.0	75.8	290.0	254.5
Non-recurring lease receipts (3)	—	—	(13.0)	—
Repayment of deferred lease amounts (2)	22.3	23.1	83.0	119.3
Operating cash (burn) generated (1)	$108.7	$(179.2)	$69.1	$(351.1)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Net cash provided by (used in) operating activities	$65.9	$(223.6)	$(137.4)	$(595.2)
Plus: total capital expenditures	(57.5)	(54.5)	(153.5)	(129.7)
Free cash flow (1)	$8.4	$(278.1)	$(290.9)	$(724.9)

Reconciliation of Capital Expenditures:
Capital expenditures
Growth capital expenditures (5)	$19.9	$31.9	$52.7	$60.1
Maintenance capital expenditures (4)	36.6	25.2	83.1	62.7
Change in construction payables (6)	1.0	(2.6)	17.7	6.9
Total capital expenditures	$57.5	$54.5	$153.5	$129.7

1)	We present “Operating Cash (Burn) Generated” and “Free Cash Flow” as supplemental measures of our liquidity. Free Cash Flow is an important financial measure for use in evaluating our liquidity, as it measures our ability to generate additional cash from our business operations. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash used in operating activities as a measure of our liquidity. Additionally, our definition of Operating Cash (Burn) Generated is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for interest expense and the deferral or repayment of lease amounts that were due and not paid during the COVID-19 pandemic. Therefore, we believe it is important to view Operating Cash (Burn) Generated and Free Cash Flow as supplemental to our entire statement of cash flows. The term Operating Cash (Burn) Generated and Free Cash Flow may differ from similar measures reported by other companies.

2)	Repayment of deferred lease amounts represent those lease amounts that were due and not paid during the COVID-19 pandemic. Their impact is excluded from operating cash (burn) generated to provide a more normalized cash rent payment stream.

3)	Non-recurring lease receipts represent lease termination cash payments received during the three and nine months ended September 30, 2023. Their impact is excluded from operating cash (burn) generated to provide a more normalized cash rent payment stream.

4)	Maintenance capital expenditures are amounts required to keep our existing theatres in compliance with regulatory requirements and in a sustainable good operating condition, including expenditures for repair of HVAC, sight and sound systems, compliance with ADA requirements and technology upgrades of existing systems.

5)	Growth capital expenditures are investments that enhance the guest experience and grow revenues and profits and include initiatives such as theatre remodels, acquisitions, newly built theatres, premium large formats, enhanced food and beverage offerings and service models and technology that enable efficiencies and additional revenue opportunities.

6)	Change in construction payables are changes in amounts accrued for capital expenditures that fluctuate significantly from period to period based on the timing of actual payments.

Select Consolidated Constant Currency Financial Data (see Note 10):

Three and Nine Months Ended September 30, 2023

(dollars in millions) (unaudited)

	Quarter Ended			Nine Months Ended
	September 30, 2023			September 30, 2023
	Constant Currency (10)			Constant Currency (10)
	US	International	Total	US	International	Total
Revenues
Admissions	$587.5	$198.4	$785.9	$1,560.6	$515.3	$2,075.9
Food and beverage	382.8	94.2	477.0	1,052.4	247.0	1,299.4
Other theatre	93.6	30.0	123.6	242.8	90.5	333.3
Total revenues	1,063.9	322.6	1,386.5	2,855.8	852.8	3,708.6

Operating costs and expenses
Film exhibition costs	309.2	84.3	393.5	817.7	209.6	1,027.3
Food and beverage costs	65.1	23.6	88.7	181.2	62.0	243.2
Operating expense	339.5	103.8	443.3	930.4	316.8	1,247.2
Rent	166.4	54.4	220.8	485.0	166.5	651.5
General and administrative:
Merger, acquisition and other costs	0.6	0.1	0.7	1.4	0.1	1.5
Other	37.2	16.3	53.5	130.9	54.7	185.6
Depreciation and amortization	69.2	18.4	87.6	218.7	61.0	279.7
Operating costs and expenses	987.2	300.9	1,288.1	2,765.3	870.7	3,636.0

Operating income (loss)	76.7	21.7	98.4	90.5	(17.9)	72.6
Other expense (income)	(25.8)	12.0	(13.8)	(1.8)	(4.6)	(6.4)
Interest expense	88.2	15.6	103.8	260.8	46.7	307.5
Equity in earnings of non-consolidated entities	(1.6)	(1.5)	(3.1)	(3.8)	(1.5)	(5.3)
Investment expense (income)	(2.4)	(0.6)	(3.0)	4.7	(16.1)	(11.4)
Total other expense, net	58.4	25.5	83.9	259.9	24.5	284.4
Earnings (loss) before income taxes	18.3	(3.8)	14.5	(169.4)	(42.4)	(211.8)
Income tax provision	0.6	1.5	2.1	1.6	2.9	4.5
Net earnings (loss)	$17.7	$(5.3)	$12.4	$(171.0)	$(45.3)	$(216.3)

Attendance	51,524	22,052	73,576	133,909	53,656	187,565
Average Screens	7,356	2,425	9,781	7,429	2,456	9,885
Average Ticket Price	$11.40	$9.00	$10.68	$11.65	$9.60	$11.07
Food and Beverage Revenues per patron	$7.43	$4.27	$6.48	$7.86	$4.60	$6.93
Other Revenues per patron	$1.82	$1.36	$1.68	$1.81	$1.69	$1.78

Select Consolidated Constant Currency Financial Data (see Note 11):

Three Months Ended September 30, 2023

(dollars in millions) (unaudited)

	Quarter Ended
	September 30, 2023
	Constant Currency (11)
	US	International	Total
Revenues
Admissions	$587.5	$214.3	$801.8
Food and beverage	382.8	101.5	484.3
Other theatre	93.6	32.5	126.1
Total revenues	1,063.9	348.3	1,412.2

Operating costs and expenses
Film exhibition costs	309.2	91.2	400.4
Food and beverage costs	65.1	25.4	90.5
Operating expense	339.5	112.2	451.7
Rent	166.4	58.9	225.3
General and administrative:
Merger, acquisition and other costs	0.6	0.1	0.7
Other	37.2	17.4	54.6
Depreciation and amortization	69.2	19.8	89.0
Operating costs and expenses	987.2	325.0	1,312.2

Operating income	76.7	23.3	100.0
Other expense (income)	(25.8)	13.0	(12.8)
Interest expense	88.2	15.6	103.8
Equity in earnings of non-consolidated entities	(1.6)	(1.8)	(3.4)
Investment expense	(2.4)	(0.7)	(3.1)
Total other expense, net	58.4	26.1	84.5
Earnings (loss) before income taxes	18.3	(2.8)	15.5
Income tax provision	0.6	1.7	2.3
Net earnings (loss)	$17.7	$(4.5)	$13.2

Attendance	51,524	22,052	73,576
Average Screens	7,356	2,425	9,781
Average Ticket Price	$11.40	$9.72	$10.90
Food and Beverage Revenues per patron	$7.43	$4.60	$6.58
Other Revenues per patron	$1.82	$1.47	$1.71

Reconciliation of Consolidated Constant Currency Adjusted EBITDA (see Note 10):

Three and Nine Months Ended September 30, 2023

(dollars in millions) (unaudited)

	Quarter Ended	Nine Months Ended
	September 30, 2023	September 30, 2023
	Constant Currency (10)	Constant Currency (10)
Net earnings (loss)	$12.4	$(216.3)
Plus:
Income tax provision	2.1	4.5
Interest expense	103.8	307.5
Depreciation and amortization	87.6	279.7
Certain operating expense (2)	3.9	4.0
Equity in (earnings) of non-consolidated entities	(3.1)	(5.3)
Cash distributions from non-consolidated entities (3)	2.2	3.9
Attributable EBITDA (4)	1.3	1.6
Investment income (5)	(3.0)	(11.4)
Other income (6)	(15.1)	(3.3)
Other non-cash rent benefit (7)	(8.2)	(27.0)
General and administrative expense—unallocated:
Merger, acquisition and other costs (8)	0.7	1.5
Stock-based compensation expense (9)	7.2	40.9
Adjusted EBITDA (1)	$191.8	$380.3

Adjusted EBITDA (in millions) (1)
U.S. markets	$150.6	$336.3
International markets	41.2	44.0
Total Adjusted EBITDA (1)	$191.8	$380.3

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value. The preceding definition of Adjusted EBITDA is broadly consistent with how Adjusted EBITDA is defined in our debt indentures.

Adjusted EBITDA has important limitations as analytical tools, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

●	does not reflect changes in, or cash requirements for, our working capital needs;

●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

●	excludes income tax payments that represent a reduction in cash available to us; and

●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

2)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens, including the related accretion of interest, disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or are non-operating in nature.

3)	Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

4)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.

Reconciliation of Constant Currency Attributable EBITDA

(dollars in millions) (unaudited)

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2023	2023
	Constant Currency	Constant Currency
Equity in (earnings) of non-consolidated entities	$(3.1)	$(5.3)
Less:
Equity in (earnings) of non-consolidated entities excluding international theatre joint ventures	(2.1)	(4.7)
Equity in earnings of International theatre joint ventures	1.0	0.6
Income tax provision (benefit)	0.1	(0.1)
Interest expense	—	0.1
Investment income	(0.2)	(0.1)
Depreciation and amortization	0.4	1.1
Attributable EBITDA	$1.3	$1.6
5)	Investment expense (income) during the three months ended September 30, 2023 primarily includes appreciation in estimated fair value of our investment in common shares of Hycroft Mining Holding Corporation of $(0.1) million, deterioration in estimated fair value of our investment in warrants to purchase common shares of Hycroft Mining Holding Corporation of $0.8 million, and interest income of $(3.7) million.

Investment expense (income) during the nine months ended September 30, 2023 includes deterioration in estimated fair value of our investment in common shares of Hycroft Mining Holding Corporation of $5.4 million, deterioration in estimated fair value our investment in warrants to purchase common shares of Hycroft Mining Holding Corporation of $5.4 million, $(15.5) million gain on the sale of our investment in Saudi Cinema Company, LLC and interest income of $(8.5) million.

6)	Other expense (income) during the three months ended September 30, 2023 includes a non-cash litigation adjustment of $(16.1) million, gains on debt extinguishment of $(10.8) million and foreign currency transaction losses of $12.8 million.

Other expense (income) during the nine months ended September 30, 2023 includes a non-cash charge of $99.3 million, gains on debt extinguishment of $(97.5) million and foreign currency transaction gains of $(3.2) million.

7)	Reflects amortization of certain intangible assets reclassified from depreciation and amortization to rent expense due to the adoption of ASC 842, Leases and deferred rent benefit related to the impairment of right-of-use operating lease assets.

8)	Merger, acquisition and other costs are excluded as it is non-operating in nature.

9)	Non-cash expense included in General and Administrative: Other.

10)	The International segment information for the three and nine months ended September 30, 2023 has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements were calculated using the average exchange rate for the corresponding period for 2022. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our International operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

11)	The International segment information for the three and nine months ended September 30, 2023 has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements were calculated using the average exchange rate for the corresponding period for 2019. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our International operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Reconciliation of Adjusted Net Loss and Adjusted Loss Per share:

For the Three and Nine Months Ended September 30, 2023 and September 30, 2022

(dollars in millions, except share and per share data)

(unaudited)

	Quarter Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
	2023	2022	2023	2022
Numerator:
Net earnings (loss) attributable to AMC Entertainment Holdings, Inc.	$12.3	$(226.9)	$(214.6)	$(685.9)
Calculation of adjusted net loss for diluted loss per share:
(Gain) loss on extinguishment of debt	(10.8)	—	(97.5)	96.4
(Gain) loss on investments in NCM and HYMC	0.7	21.1	12.6	14.5
Non-cash shareholder litigation expense	(16.1)	—	99.3	—
Adjusted net loss for diluted loss per share	$(13.9)	$(205.8)	$(200.2)	$(575.0)

Denominator (shares in thousands):
Weighted average shares for diluted loss per share	162,424	103,369	150,465	103,306

Adjusted diluted loss per share	$(0.09)	$(1.99)	$(1.33)	$(5.57)

We present adjusted net loss for diluted loss per share and adjusted diluted loss per share as supplemental measures of our performance. We have included these measures because we believe they provide management and investors with additional information that is helpful when evaluating our underlying performance and comparing our results on a year-over-year normalized basis. Adjusted net loss for diluted loss per share eliminates the impact of certain items that we do not consider indicative of our underlying operating performance. These adjustments are itemized above. Adjusted diluted loss per share is adjusted net loss for diluted purposes divided by weighted average diluted shares outstanding. Weighted average shares for diluted purposes include common equivalents for restricted stock units (“RSUs”) and performance stock units (“PSUs”). The impact of RSUs and PSUs was anti-dilutive in each period. You are encouraged to evaluate the adjustments itemized above and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net loss and adjusted net loss per share, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted net loss and adjusted loss per share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted net loss for diluted loss per share and adjusted diluted loss per share are non-U.S. GAAP financial measures and should not be construed as alternatives to net loss and net loss per share (basic and diluted) as indicators of operating performance (as determined in accordance with U.S. GAAP). Adjusted net loss for diluted loss per share and adjusted loss per share may not be comparable to similarly titled measures reported by other companies.

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